Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Anne Taylor Adams, +1 646 654 5759

NIELSEN REPORTS 3rd QUARTER 2017 RESULTS

New York, USA – October 25, 2017 – Nielsen Holdings plc (NYSE: NLSN) today announced third quarter 2017 results.  Revenues were $1,641 million for the third quarter of 2017, up 4.5%, or 3.6% on a constant currency basis, compared to the third quarter of 2016.

“Once again, our results reflect revenue growth and margin expansion in a challenging environment. Our Watch business delivered broad-based growth, highlighted by a strong quarter in Audience Measurement of Video and Text and Marketing Effectiveness. In our Buy Segment, revenue remains soft as a result of the challenging fast moving consumer goods environment in the U.S. However, growth and margins continue to improve in the emerging markets,” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “In Watch, Total Audience remains our priority as we drive adoption and arm our clients with the critical tools and data they need. Within our Buy business, we continue to invest behind the Connected System, coverage, and granularity. Overall, we remain focused on investing and innovating for growth and efficiency across our company.”

Revenues within the Watch segment for the third quarter of 2017 increased 10.1%, or 9.7% on a constant currency basis, to $838 million, compared to the third quarter of 2016. Excluding the acquisition of Gracenote completed on February 1, 2017, Watch revenues increased 2.4%, or 2.0% on a constant currency basis. Audience Measurement of Video and Text revenues increased 16.9%, or 16.5% on a constant currency basis. Excluding the acquisition of Gracenote, Audience Measurement of Video and Text revenues increased 5.0%, or 4.6% on a constant currency basis, primarily due to our ongoing investments and continued client adoption of our Total Audience Measurement system. Audio revenues decreased 7.3% on a reported and constant currency basis for the quarter due to timing of deliveries. Marketing Effectiveness revenues increased by 18.7%, or 15.6% on a constant currency basis, driven by continued strength in audience-based solutions and consistent investment in our product portfolio. Other Watch revenues decreased 20.8%, or 19.2% on a constant currency basis, due to our continued portfolio pruning initiatives.

Revenues within the Buy segment for the third quarter of 2017 decreased 0.7% to $803 million, or 2.1% on a constant currency basis, compared to the third quarter of 2016. Buy emerging markets revenues increased 11.2%, or 10.8% on a constant currency basis, as our global footprint, coverage expansion, and broad product offerings continue to position us well with both local and multinational clients in these markets. Buy revenues in developed markets decreased 3.5%, or 5.4% on a constant currency basis, due to continued softness in our U.S. market. Revenues in Corporate Buy decreased by $18 million, or 54.5% on a reported and constant currency basis, primarily due to divestitures in December 2016.

Net income for the third quarter of 2017 increased 12.3%, or 8.1% on a constant currency basis, to $146 million, compared to $130 million in the third quarter of 2016, driven by revenue growth, margin expansion, and lower restructuring charges during the third quarter of 2017. Net income per share on a diluted basis was $0.41, compared to $0.36 for the third quarter of 2016.

Adjusted EBITDA for the third quarter of 2017 increased 4.8%, or 4.0% on a constant currency basis, to $522 million, compared to the third quarter of 2016. Adjusted EBITDA margins grew 9 basis points, or 12 basis points on a constant currency basis, to 31.8%, driven by favorable mix, operating leverage, and cost savings efforts.

Financial Position

As of September 30, 2017, Nielsen’s cash and cash equivalents were $662 million and gross debt was $8,444 million. Net debt (gross debt less cash and cash equivalents) was $7,782 million and our net debt leverage ratio was 3.88x at the end of the quarter. Net capital expenditures were $113 million for the third quarter of 2017, compared to $103 million for the third quarter of 2016. Cash taxes were $53 million for the third quarter of 2017, compared to $39 million for the third quarter of 2016.

Cash flow from operations increased to $538 million for the third quarter of 2017 from $456 million in the third quarter of 2016.  Free cash flow for the third quarter of 2017 increased to $425 million, compared to $353 million in the third quarter of 2016. Cash flow performance was driven by higher net income, discussed above, and our continued focus on working capital management.

Capital Allocation

The company repurchased $33 million of shares of its common stock during the third quarter of 2017.  The company had a total of $321 million remaining for repurchase under the existing share repurchase program as of September 30, 2017.

2017 Full Year Guidance

The company is maintaining its full year guidance as highlighted below:

●	Total revenue growth on a constant currency basis: ~4%
●	Adjusted EBITDA margin growth on a constant currency basis: ~20bps
●	GAAP net income per share: $1.40 - $1.46
●	Free cash flow: ~$900 million

Conference Call and Webcast

Nielsen will hold a conference call to discuss its third quarter 2017 results at 8:00 a.m. U.S. Eastern Time (ET) on October 25, 2017. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-866-393-4306. Callers outside the U.S. can dial +1-734-385-2616. The passcode for the call is “93429990.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth under “2017 Full Year Guidance” above as well as those that may be identified by words such as “will”, “intend”, “expect”, “anticipate”, “should”, “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including those described in the forward-looking statements can be found under the section entitled “Part I—Item 1A. Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in other filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Nine Months Ended September 30, 2017 and 2016)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2017	2016	2017	2016
Revenues	$1,641	$1,570	$4,811	$4,653
Cost of revenues	692	642	2,031	1,937
Selling, general and administrative expenses	445	452	1,387	1,391
Depreciation and amortization(1)	160	151	477	450
Restructuring charges	7	29	48	73
Operating income	337	296	868	802
Interest income	1	1	3	3
Interest expense	(95)	(85)	(277)	(247)
Foreign currency exchange transaction gains/(losses), net	-	2	(9)	(3)
Other expenses, net	(1)	-	(3)	-
Income from continuing operations before income taxes	242	214	582	555
Provision for income taxes	(92)	(82)	(226)	(208)
Net income	150	132	356	347
Net income attributable to noncontrolling interests	4	2	8	4
Net income attributable to Nielsen stockholders	$146	$130	$348	$343
Net income per share of common stock, basic
Net income attributable to Nielsen stockholders	$0.41	$0.36	$0.98	$0.95
Net income per share of common stock, diluted
Net income attributable to Nielsen stockholders	$0.41	$0.36	$0.97	$0.94
Weighted-average shares of common stock outstanding, basic	356,426,891	357,088,498	356,881,905	359,303,099
Dilutive shares of common stock	1,265,224	3,486,309	1,391,915	3,686,397
Weighted-average shares of common stock outstanding, diluted	357,692,115	360,574,807	358,273,820	362,989,496

(1)Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $54 million and $164 million, respectively, for the three and nine months ended September 30, 2017 and $53 million and $158 million, respectively, for the three and nine months ended September 30, 2016.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and nine months ended September 30, 2017.

(IN MILLIONS) (UNAUDITED)	Three Months Ended September 30, 2017 Reported	Three Months Ended September 30, 2016 Reported	% Variance 2017 vs. 2016 Reported	Three Months Ended September 30, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Revenues by segment
Emerging Markets	$297	$267	11.2%	$268	10.8%
Developed Markets	491	509	(3.5)%	519	(5.4)%
Core Buy	788	776	1.5%	787	0.1%
Corporate	15	33	(54.5)%	33	(54.5)%
Buy	$803	$809	(0.7)%	$820	(2.1)%

Marketing Effectiveness	$89	$75	18.7%	$77	15.6%
Audio	127	137	(7.3)%	137	(7.3)%
Audience Measurement (Video and Text)	580	496	16.9%	498	16.5%
Core Watch	796	708	12.4%	712	11.8%
Corporate/Other Watch	42	53	(20.8)%	52	(19.2)%
Watch	$838	$761	10.1%	$764	9.7%
Total Core Buy and Watch	1,584	1,484	6.7%	1,499	5.7%
Total	$1,641	$1,570	4.5%	$1,584	3.6%

(IN MILLIONS) (UNAUDITED)	Nine Months Ended September 30, 2017 Reported	Nine Months Ended September 30, 2016 Reported	% Variance 2017 vs. 2016 Reported	Nine Months Ended September 30, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Revenues by segment
Emerging Markets	$860	$780	10.3%	$780	10.3%
Developed Markets	1,472	1,551	(5.1)%	1,543	(4.6)%
Core Buy	2,332	2,331	(0.0)%	2,323	0.4%
Corporate	51	123	(58.5)%	123	(58.5)%
Buy	$2,383	$2,454	(2.9)%	$2,446	(2.6)%

Marketing Effectiveness	$237	$204	16.2%	$204	16.2%
Audio	370	380	(2.6)%	380	(2.6)%
Audience Measurement (Video and Text)	1,682	1,459	15.3%	1,459	15.3%
Core Watch	2,289	2,043	12.0%	2,043	12.0%
Corporate/Other Watch	139	156	(10.9)%	153	(9.2)%
Watch	$2,428	$2,199	10.4%	$2,196	10.6%
Total Core Buy and Watch	4,621	4,374	5.6%	4,366	5.8%
Total	$4,811	$4,653	3.4%	$4,642	3.6%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and nine months ended September 30, 2017.

(IN MILLIONS) (UNAUDITED)	Three Months Ended September 30, 2017 Reported	Three Months Ended September 30, 2016 Reported	% Variance 2017 vs. 2016 Reported	Three Months Ended September 30, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Net Income attributable to Nielsen stockholders	$146	$130	12.3%	$135	8.1%

Adjusted EBITDA	$522	$498	4.8%	$502	4.0%

(IN MILLIONS) (UNAUDITED)	Nine Months Ended September 30, 2017 Reported	Nine Months Ended September 30, 2016 Reported	% Variance 2017 vs. 2016 Reported	Nine Months Ended September 30, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Net Income attributable to Nielsen stockholders	$348	$343	1.5%	$348	-%

Adjusted EBITDA	$1,456	$1,390	4.7%	$1,393	4.5%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Stock-based compensation expense: We exclude the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2017	2016	2017	2016
Net income attributable to Nielsen stockholders	$146	$130	$348	$343
Interest expense, net	94	84	274	244
Provision for income taxes	92	82	226	208
Depreciation and amortization	160	151	477	450
EBITDA	492	447	1,325	1,245
Other non-operating expense, net	5	-	20	7
Restructuring charges	7	29	48	73
Stock-based compensation expense	8	11	35	37
Other items(a)	10	11	28	28
Adjusted EBITDA	$522	$498	$1,456	$1,390
(a)	For the three and nine months ended September 30, 2017 and 2016, other items primarily consist of business optimization and transaction-related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2017	2016	2017	2016
Net cash provided by operating activities	$538	$456	$804	$753
Plus: Non-recurring contribution to the Nielsen Foundation	—	—	—	36
Less: Capital expenditures, net	(113)	(103)	(291)	(324)
Free cash flow	$425	$353	$513	$465

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of September 30, 2017 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of September 30, 2017	$8,444
Less: cash and cash equivalents as of September 30, 2017	(662)
Net debt as of September 30, 2017	$7,782

Adjusted EBITDA for the year ended December 31, 2016	$1,938
Less: Adjusted EBITDA for the nine months ended September 30, 2016	$(1,390)
Add: Adjusted EBITDA for the nine months ended September 30, 2017	$1,456
Adjusted EBITDA for the twelve months ended September 30, 2017	$2,004

Net debt leverage ratio as of September 30, 2017	3.88x

2017 Guidance Non-GAAP Reconciliations

         The below table presents the reconciliation from net income to Adjusted EBITDA for our 2017 guidance:

(IN MILLIONS) (Unaudited)
Net income	$500 - 525
Interest expense, net	365 - 375
Provision for income taxes	310 - 330
Depreciation and amortization	~650
Restructuring charges	~85
Stock-based compensation expense and other	100 - 105
Adjusted EBITDA	$2,030 – 2,050

          The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for our 2017 guidance:

(IN MILLIONS) (Unaudited)	2017 Guidance		% Variance Constant Currency	2016 Revenue Constant Currency
Total Revenue	$	~6,585	~4%	$6,331

          The below table presents reconciliation from net cash provided by operating activities to free cash flow for our 2017 guidance:

(IN MILLIONS) (Unaudited)
Net cash provided by operating activities	~$1,340
Less: Capital expenditures, net	~(440)
Free cash flow	~$900